CUSIP NUMBER: 316572106                       PAGE 10 OF 10 PAGES


                            EXHIBIT B

1. The name and present principal employment of each director, executive officer and controlling person of Filer is set forth in Filer's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference and has been filed with the Securities and Exchange Commission under file number 1-3685, except as follows: (i) John P. Capellupo is no longer an executive officer of the Filer, (ii) Gerald E. Daniels is now MDA Vice
     President/General Manager F/A-18E/F, (iii) Robert H. Hood,
     Jr., is no longer an executive officer of the Filer, (iv)
     Donald R. Kozlowski is now Senior Vice President, Military
     Transport Aircraft, (v)  Walter J. Orlowski is now DAC
     Vice President/General Manager - Production Program Management,
     (vi) Michael M. Sears is now DAC President, (vii) James M. Sinnett is now MDA Senior Vice President - Advanced Systems and Technology - Phantom Works, and (viii) John J. Van Gels is now DAC
     Vice President/General Manager - Manufacturing.

2. The business address of each of the persons identified in paragraph 1 above is the same address as the business address of Filer set forth in the Schedule 13D.

3. To the best knowledge of Filer, all of the persons identified in paragraph 1 above are citizens of the United
     States of America.